UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2014

ASPEN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55107	27-1933597
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

720 South Colorado Boulevard, Suite 1150N, Denver, CO 80246

(Address of Principal Executive Office) (Zip Code)

(303) 333-4224

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement

The disclosure regarding the prepayment of the debenture under Item 3.02 is incorporated herein under this Item 1.02.

Item 3.02  Unregistered Sales of Equity Securities.

On September 4, 2014, Aspen Group, Inc. (“Aspen”) raised approximately $3,766,325 from the sale of 24,298,877 shares of common stock and 12,149,439 five-year warrants exercisable at $0.19 per share in a private placement offering to 15 accredited investors. This is in addition to the $1,631,500 raised in July 2014 as reported on a Form 8-K filed on July 30, 2014.

In connection with the offering, Aspen agreed to register the shares of common stock and the shares of common stock underlying the warrants. The net proceeds to Aspen were approximately $3.7 million.

On September 4, 2014, Aspen used part of the proceeds to fully prepay principal and interest owed under its outstanding debenture held by Hillair Capital Investments L.P. (“Hillair”).  Aspen paid Hillair $2,310,000 after entering into an agreement whereby Hillair agreed to the prepayment and agreed to limit the future sale of shares of common stock upon exercise of its warrants or otherwise. Aspen intends to use the balance of the net proceeds for working capital, development of curriculum on its academic learning system, and expansion of sales and marketing.

The form of Securities Purchase Agreement is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

All of the securities were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933 (the “Act”) and Rule 506 promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Act. The investors are accredited investors and there was no general solicitation.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement (Incorporated by reference to the Form 8-K filed on July 30, 2014)
10.3	Form of Warrant (Incorporated by reference to the Form 8-K filed on July 30, 2014)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN GROUP, INC.

Date: September 4, 2014	By:	/s/ Michael Mathews
Name: Michael Mathews
Title: Chief Executive Officer